Exhibit 15.2
Consent of Independent Registered Public Accounting Firm
     We consent to the incorporation by reference in Amendment No. 1 to the Registration Statement (on Forms F-4 and S-4) and related Prospectus of Compagnie Générale de Géophysique for the exchange offer of its outstanding 1/2% Senior Notes due 2015 of our report dated May 9th, 2003, with respect to the consolidated financial statements of Compagnie Générale de Géophysique for the year ended December 31, 2002 included in Amendment No. 2 to its Annual Report (on Form 20-F/A) for the year ended December 31, 2004 filed with the Securities and Exchange Commission.
Neuilly-sur-Seine and Paris La Défense, France
October 31, 2005

BARBIER FRINAULT & AUTRES	ERNEST & YOUNG Audit

/s/ Pascal MACIOCE	/s/ Bruno PERRIN

Pascal MACIOCE	Bruno PERRIN